EXHIBIT 99.1

CASMED Reports First-Quarter 2016 Financial Results

Net sales increase 21%, FORE-SIGHT sales up 31%

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., May 05, 2016 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in non-invasive patient monitoring of cerebral oxygenation, today reported financial results for the three months ended March 31, 2016.

Net sales from continuing operations increased 21% to $5.5 million for the first quarter of 2016, from $4.5 million for the first quarter of 2015.

Total sales, including sales from discontinued operations, were $6.1 million for the first quarter of 2016. In October 2015, CASMED sold assets related to its 740 SELECT® vital signs monitoring product line, and in March 2016, the Company sold assets related to its neonatal intensive care disposables product line.  Both of those businesses are accounted for as discontinued operations.

As a result of a gain on the sale of the discontinued neonatal disposable product assets, the Company recorded overall net income applicable to common stockholders for the first quarter of 2016 of $1.1 million, or $0.04 per share, compared with a net loss applicable to common stockholders for the first quarter of 2015 of $1.9 million, or $0.08 per share.

Highlights for the first quarter of 2016 compared with the first quarter of 2015 include the following:

  FORE-SIGHT® sales increased 31%, with disposable sensor revenues up 28%.
  FORE-SIGHT U.S. sales increased 38%.
  FORE-SIGHT U.S. disposable sensor sales increased 30%, the 24th consecutive quarter of double-digit growth.
  Net 80 FORE-SIGHT cerebral oximeters were shipped worldwide during the quarter.
  Net cumulative FORE-SIGHT cerebral oximeters shipped worldwide as of March 31, 2016, reached 1,788 units, a 27% increase, and the domestic installed base of monitors reached 960 monitors, a 26% increase.
  Gross profit margin improved to 52.8% from 50.1%.
  On March 28, 2016, the Company sold its legacy neonatal intensive care disposables product line for $3.35 million and recorded a pre-tax gain of $2.9 million.
  As of March 31, 2016, CASMED had $8.4 million in cash and $2.2 million available under its line of credit.

Management Commentary

“We are reporting a strong start to 2016, with 31% year-over-year revenue growth for FORE-SIGHT, led by a 38% increase in U.S. sales,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “Sales of FORE-SIGHT disposable sensors were particularly strong in both the U.S. and international markets, with disposable sales representing 68% of sales from continuing operations for the quarter.  Gross margin expanded by 270 basis points to 52.8%, reflecting the increasing contribution from sales of higher-margin disposables.

“We completed the sale of our neonatal intensive care disposable product line late in the first quarter which has improved our cash resources.  This sale, together with the divestiture of our legacy vital signs business last October, allows us to further focus on expanding our FORE-SIGHT business,” stated Mr. Patton.

“We continue to expect growth of our FORE-SIGHT product line to exceed 20% in 2016 driven primarily by higher domestic sales,” he added.  “We see growth opportunity in the U.S. market through favorable industry dynamics as well as our upgraded sales organization, particularly as our newer representatives become increasingly productive.”

Financial Results

Net sales from continuing operations for the first quarter of 2016 increased 21% to $5.5 million from $4.5 million in net sales from continuing operations for the first quarter of 2015.  FORE-SIGHT oximetry sales increased 31% to $4.3 million, led by a 38% increase in domestic sales. Traditional monitoring sales declined 5% to $1.2 million.  FORE-SIGHT sales accounted for 78% of total sales from continuing operations for the first quarter of 2016.

The operating loss was $1.4 million for the first quarter of 2016, equivalent to the operating loss reported for the prior year. Increases in sales from continuing operations, higher gross profit levels, and increased gross profit margins were largely offset by increased operating expenses. The gross profit margin was 52.8% for the first quarter of 2016, compared to 50.1% for the prior-year period, primarily due to a product mix favoring FORE-SIGHT products.  Operating expenses increased 16% over the prior year primarily due to the Company’s expansion of its FORE-SIGHT sales force in the first half of 2015 and increased R&D spending.

On March 28, 2016, CASMED divested the neonatal intensive care disposable product line assets for $3.35 million, including $3.0 million at closing, after deductions of $100,000 for escrowed funds and $215,000 for inventory to be purchased following a transition services period expected to conclude at December 31, 2016.

Cash and cash equivalents were $8.4 million as of March 31, 2016, compared with $7.5 million as of December 31, 2015. As of March 31, 2016, $2.2 million of borrowings were available under the Company’s line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss first-quarter 2016 results and answer questions.  Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.casmed.com.

A telephone replay will be available from 1:00 p.m. Eastern time on May 5, 2016, through 11:59 p.m. Eastern time on May 20, 2016.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 91052982
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leader in non-invasive patient monitoring of cerebral oxygenation. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for patients during critical care.  Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company also provides proprietary non-invasive blood pressure monitoring solutions for OEM use. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2015, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	March 31,	December 31,
	2016	2015

Assets

Cash and cash equivalents	$8,364,773	$7,528,292
Accounts receivable	3,347,721	2,921,720
Inventories	1,673,837	1,428,425
Other current assets	444,244	416,112
Assets associated with discontinued operations	993,123	1,239,344
Total current assets	14,823,698	13,533,893

Property and equipment	8,691,713	8,406,649
Less accumulated depreciation	(6,271,419)	(6,173,823)
	2,420,294	2,232,826

Intangible and other assets, net	832,500	879,987
Total assets	$18,076,492	$16,646,706

Liabilities and Stockholders' Equity

Accounts payable	$1,657,576	$1,459,798
Accrued expenses	2,126,757	1,833,502
Notes payable	55,242	82,377
Current portion of long-term debt,
less unamortized debt issuance costs	2,653,314	2,648,479
Liabilities associated with discontinued operations	177,122	199,940
Total current liabilities	6,670,011	6,224,096

Deferred gain on sale and leaseback of property	192,581	226,240
Principal amount of long-term debt,
less current portion and unamortized debt issuance costs	3,577,896	4,243,112
Other long-term liabilities	300,000	300,000
Total liabilities	10,740,488	10,993,448

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	109,579	109,567
Additional paid-in capital	29,837,985	29,636,087
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(36,447,720)	(37,928,556)
Total stockholders' equity	7,336,004	5,653,258

Total liabilities & stockholders' equity	$18,076,492	$16,646,706

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended
	March 31, 2016	March 31, 2015

Net sales from continuing operations	$5,455,526	$4,520,887

Cost of sales	2,574,871	2,255,780
Gross profit	2,880,655	2,265,107

Operating expenses:
Research and development	955,407	833,489
Selling, general and administrative	3,367,884	2,883,485
Total operating expenses	4,323,291	3,716,974

Operating loss	(1,442,636)	(1,451,867)

Interest expense	199,248	217,814
Other income	(4,873)	(349)
Loss from continuing operations before income taxes	(1,637,011)	(1,669,332)
Income tax benefit	(1,091,246)	(58,808)
Loss from continuing operations	(545,765)	(1,610,524)
Discontinued operations
Income from discontinued operations	175,752	151,084
Gain on sale of discontinued operations	2,942,095	-
Income taxes	1,091,246	58,808
Income from discontinued operations	2,026,601	92,276
Net income (loss)	1,480,836	(1,518,248)
Preferred stock dividend accretion	361,060	336,854
Net income (loss) applicable to common stockholders	$1,119,776	$(1,855,102)

Loss per common share from continuing
operations - basic and diluted	$(0.03)	$(0.09)

Income per common share from discontinued
operations - basic and diluted	$0.07	$0.01

Per share basic and diluted income (loss)
applicable to common stockholders:	$0.04	$(0.08)

Weighted-average number of common
shares outstanding:
Basic and diluted	26,800,433	22,804,979